Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. THIRD QUARTER 2011 RESULTS

REFLECT SEQUENTIAL QUARTERLY IMPROVEMENT

•	Operating income was $30.1 million in third quarter 2011 down from $48.4 million in third quarter 2010 primarily due to contract amendments with ArcelorMittal

•	Third quarter 2011 Adjusted EBITDA of $44.8 million reflects sequential improvement over first and second quarter 2011

•	Achieved record domestic cokemaking production of 964 thousand tons in the quarter, driven by strong performance at Indiana Harbor operations

•	Increased ownership in Indiana Harbor cokemaking facility partnership

•	Recently constructed Middletown, Ohio facility delivered first metallurgical coke production to AK Steel

•	Higher metallurgical coal pricing drove improved results at coal mining operations; planned expansion slowed to drive operational improvements

Lisle, IL. (November 2, 2011) – SunCoke Energy, Inc. (NYSE: SXC) today reported third quarter 2011 net income attributable to shareholders of $18.4 million compared with $37.4 million for the third quarter 2010. On a per share basis, third quarter 2011 earnings were $0.26 per share compared with $0.53 per share for the third quarter 2010.

“SunCoke Energy’s ongoing focus on operational excellence in our coke and coal businesses drove sequential improvement in our quarterly results for the last two quarters. We are encouraged by the early operational momentum we are experiencing in the business, and believe we have the people, systems and plan in place to drive improved and consistent performance across our Company,” said Frederick “Fritz” A. Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Our U.S. cokemaking business, which operated at more than 100% capacity, produced a record level of coke in the quarter. The coal mining segment delivered better year-over-year results on stronger metallurgical coal pricing. Nonetheless, our mining operations continue to be challenged by higher cash costs, deteriorating yields and diminished production. As a result, we have decided to slow our planned expansion to focus our efforts on operational improvements in our existing mines and to augment compliance activities. Our results were also impacted by administrative costs related to becoming an independent, standalone public company, nonrecurring headquarters relocation activity and start up costs at our new Middletown, Ohio facility.”

Henderson also noted that, “Early this week, we completed our first delivery of metallurgical coke to our customer AK Steel from the newly constructed Middletown operation. Over the next several months, our plan is to ramp-up production at Middletown with the expectation that we will be operating at full capacity by July 2012.”

CONSOLIDATED RESULTS

	Three Months Ended September 30,
(In millions)	2011(2)	2010	Increase/ Decrease
Revenues	$403.5	$331.6	$71.9
Operating Income	$30.1	$48.4	($18.3)
Adjusted EBITDA(1)	$44.8	$62.2	($17.4)
Net Income Attributable to Shareholders	$18.4	$37.4	($19.0)

(1)	See definitions of Adjusted EBITDA and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)

Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010, revenues, operating income, Adjusted EBITDA and net income attributable to shareholders (assuming a 37 percent tax rate ) would have been $7.9 million, $7.9 million, $7.9 million and $5.0 million lower, respectively, in third quarter 2010.

Revenues rose 22 percent to $403.5 million in the third quarter 2011 versus third quarter 2010 due to increased sales in our Other Domestic Coke segment driven by higher coal prices and the sales contribution from Harold Keene Coal Company, Inc. (“HKCC”), which was acquired in January 2011. Comparability between years is impacted by a lower coke sales price in the Jewell Coke segment resulting from the January 2011 contract amendments with ArcelorMittal. These contract changes eliminated the fixed adjustment factor in the coke pricing formula and as a result, significantly reduced the impact of higher coal prices on the financial results of the Jewell Coke segment. The amendments also increased the operating cost and fixed fee components the Company receives under its Jewell Coke and Haverhill contracts with ArcelorMittal and extended the take-or-pay terms of these contracts to 2020.

Operating income, Adjusted EBITDA and net income attributable to shareholders declined in the third quarter 2011 due to the impact of the contract amendments discussed above and higher costs and operating expenses. The increased costs were driven by higher coal production costs, increased coal and coke volumes, the impact of HKCC and higher corporate expenses associated with public company readiness and relocation costs.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of the operations of the Company’s cokemaking facilities in Vansant, VA. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations.

	Three Months Ended September 30,
(In millions, except per ton amounts)	2011(2)	2010	Increase/ Decrease
Segment Earnings (1)	$13.1	$27.0	($13.9)
Adjusted EBITDA(1)	$14.3	$28.1	($13.8)
Sales Volumes (in thousand tons)	191	196	(5)
Adjusted EBITDA/Ton(1)	$75	$143	($68)

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA/Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)

Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010, segment earnings and Adjusted EBITDA would have each been $12.8 million lower in the third quarter 2010.

•	The decline in segment earnings and Adjusted EBITDA was due to:

•	The previously discussed contract amendments with ArcelorMittal, which accounted for $12.8 million of the decline in segment earnings and Adjusted EBITDA.

•

Internal coal transfer pricing increased from $103.68 per ton in the third quarter 2010 to $163.53 per ton in the third quarter 2011, negatively impacting segment earnings by $15.7 million, with a corresponding increase in the earnings of the Coal Mining segment. Other items, including the absence of spot coke sales made in the third quarter 2010 and slightly lower sales volumes, reduced segment earnings by approximately $2.4 million. These items were offset by $17.0 million of higher revenues, which resulted from the pass-through of higher coal costs.

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at the Indiana Harbor, Haverhill, and Granite City plants in East Chicago, Indiana, Franklin Furnace, Ohio and Granite City, Illinois, respectively. On September 30, 2011, we increased our ownership in the partnership that owns the Indiana Harbor cokemaking facility from 66 percent to 85 percent by acquiring the interest held by one of the third-party partners.

	Three Months Ended September 30,
(In millions, except per ton amounts)	2011	2010	Increase/ Decrease
Segment Earnings(1)(2)	$22.1	$24.5	($2.4)
Adjusted EBITDA(1)(2)	$34.3	$37.5	($3.2)
Sales Volumes (in thousand tons)	777	788	(11)
Adjusted EBITDA/Ton(1)(2)	$44	$48	($4)

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA/Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)	Excludes income (loss) attributable to noncontrolling investors in Indiana Harbor.

•	Segment earnings and Adjusted EBITDA declined due to:

•

A decline in coal and operating cost recovery of $3.4 million at Haverhill due to a change in the coke pricing mechanism in our AK Steel-Haverhill contract from fixed pricing in 2010 to pass-through pricing in 2011, which reduced coke margins by $1.4 million as well as the absence of a favorable coal inventory adjustment in the prior year period, which reduced margins by $2.0 million.

•

Lower recovery of coal and operating costs at Granite City and Indiana Harbor of $2.9 million. The decrease was primarily driven by the absence of a favorable coal inventory adjustment and strong coal-to-coke yield performance in the third quarter 2010.

•	These declines were partly offset by increased fee revenue of $4.9 million at Haverhill due to the previously discussed ArcelorMittal-Haverhill contract amendments.

•	Operating income attributable to noncontrolling interests decreased segment earnings by $2.4 million in the third quarter 2011 and $2.5 million in third quarter 2010.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•

Segment earnings increased to $1.7 million in the third quarter up from $0.6 million in the prior year. The increase is due primarily to lower selling, general and administrative costs as a result of a change in the corporate allocation methodology.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, and includes the results of HKCC, which was acquired in January 2011. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell segment for conversion into metallurgical coke.

	Three Months Ended September 30,
(In millions, except per ton amounts)	2011	2010	Increase/ Decrease
Segment Earnings (1)	$5.5	($2.7)	$8.2
Adjusted EBITDA (1)	$8.8	($0.7)	$9.5
Sales Volumes (in thousand tons)(2)	371	314	57
Sales Price per ton (excludes transportation costs)(3)	$154	$104	$50
Adjusted EBITDA/Ton (1)	$24	(2)	$26

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA/Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)	Includes sales to affiliates and third party sales.
(3)	Includes sales to affiliates, including sales to Jewell Coke established via a transfer pricing agreement.

•	Segment earnings and Adjusted EBITDA benefited from $11.9 million in higher intersegment sales and $12.7 million in higher third-party sales, $4.3 million of which were attributable to HKCC.

•

Partially offsetting these increases was $17.3 million in higher operating costs, of which $13.7 million were from existing operations and $3.6 million were due to HKCC. The cost increase at existing operations were a result of incremental expenses associated with training, higher wage rates, the implementation of a new bonus program to retain skilled mine employees and higher royalty payments. In addition, lower productivity due to labor shortages and the variations in the thickness and quality of the coal seams reduced Jewell production volumes, which negatively impacted coal cash production costs per ton. A favorable fair value adjustment of $1.9 million relating to the HKCC contingent consideration arrangement that requires the payment of royalties to HKCC’s former owners reduced coal production costs.

•	Segment earnings were also impacted by higher selling, general and administrative expense of $1.0 million and higher depreciation, depletion and amortization expenses of $1.4 million.

Corporate and Other

Corporate expenses increased $11.1 million to $14.6 million for the third quarter 2011 compared to the third quarter 2010. This increase was primarily driven by additional headcount and expenses required to operate as a public company, $2.5 million in expenses related to the start up of Middletown and $1.7 million in restructuring costs. On an annualized basis, the incremental costs related to becoming a public company in the quarter approximates the expected annual range of $15 million to $20 million.

Net financing expense was $4.3 million for the third quarter 2011 as compared with $4.0 million of income for the third quarter 2010. This change reflects $8.9 million of interest expense associated with the issuance of debt, a $4.4 million increase in capitalized interest related to capital projects and a $5.1 million decrease in interest income from Claymont, a subsidiary of Sunoco, Inc. (“Sunoco”).

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

Net cash provided by operating activities decreased by $195.2 million for the nine months ended September 30, 2011 to $58.7 million primarily due to increases in working capital in 2011 largely due to an increase in coal and coke inventories and higher accounts receivable, partly offset by higher accounts payable related to inventory purchases. Lower net income also contributed to the decrease in cash from operations.

Capital expenditures were $184.2 million during the nine months ended September 30, 2011, of which $145.4 million was attributable to the construction of our new Middletown, Ohio facility. With the completion of the Middletown facility, we anticipate capital expenditures will be lower in 2012, which will have positive implications for our free cash flow (defined as cash provided by operations less cash used in investing activities less cash distributions to noncontrolling interests).

Total cash and cash equivalents on September 30, 2011 was $110.9 million, an increase of $80.4 million since June 30, 2011. The increase in cash position during the third quarter 2011 is primarily attributable to the net issuance of $679.6 million of long-term debt and $42.3 million in cash generated from operations offset by a net change in advances from and payables to affiliate of $550.5 million, capital expenditures of $56.2 million and $34.0 million used to purchase the interest of a third-party minority partner in the Indiana Harbor cokemaking operations.

INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS

The financial results contained in this release that relate to periods that ended prior to the completion of our initial public offering of 13,340,000 shares of common stock (the “IPO”) on July 26, 2011, and prior to the effective dates of the agreements we entered into with Sunoco in connection with the IPO and our separation from Sunoco, pertain to the operations that comprised the cokemaking and coal mining operations of Sunoco prior to their transfer to us.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to non-controlling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuels tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and is indicative of the Company’s ability to generate cash from operations. See the tables (unaudited) at the end of this release for reconciliations of net income and operating income to EBITDA and Adjusted EBITDA.

•	Adjusted EBITDA/Ton represents Adjusted EBITDA divided by tons sold.

•	Segment Earnings represents operating income attributable to SunCoke shareholders of our segments: Jewell Coke, Other Domestic Coke, International Coke and Coal Mining.

RELATED COMMUNICATIONS

SunCoke Energy, Inc. will host an investor conference call today at 10:00 AM ET (9:00 AM CT). This call will be webcast live and archived for replay in the Investor Relations section of the Company’s website at www.suncoke.com. To listen to the live call, dial 800-471-6718 (domestic) or 630-691-2735 (international), confirmation code: 30885786. Please connect at least 10 minutes prior to start time. A recorded replay will be available for seven days by calling 888-843-7419 (domestic) or 630-652-3042, confirmation code: 30885786#.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with more than 45 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 100 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. Forward-looking statements include the information concerning SunCoke’s possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, effects resulting from our separation from Sunoco, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For more information concerning these factors, see SunCoke’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke undertakes no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information, future events or otherwise.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars and shares in thousands, except per share amounts)	2011	2010	2011	2010
Revenues
Sales and other operating revenue	$403,100	$330,628	$1,113,724	$1,009,197
Other income, net	399	1,007	1,051	180

Total revenues	403,499	331,635	1,114,775	1,009,377

Costs and operating expenses
Cost of products sold and operating expenses	332,723	254,524	933,266	773,510
Loss on firm purchase commitments	—	—	18,544	—
Selling, general and administrative expenses	25,939	14,732	64,803	41,537
Depreciation, depletion and amortization	14,752	14,013	42,377	35,832

Total costs and operating expenses	373,414	283,269	1,058,990	850,879

Operating income	30,085	48,366	55,785	158,498

Interest income—affiliate	1,123	6,186	12,485	17,965
Interest income	166	2	284	33
Interest cost—affiliate	(342)	(1,330)	(3,565)	(4,422)
Interest cost	(8,860)	—	(8,860)	—
Capitalized interest	4,633	206	5,344	421

Total financing (expense) income	(3,280)	5,064	5,688	13,997

Income before income tax expense	26,805	53,430	61,473	172,495
Income tax expense	5,073	12,490	10,093	41,266

Net income	21,732	40,940	51,380	131,229
Less: Net income (loss) income attributable to noncontrolling interests	3,372	3,494	(1,226)	10,466

Net income attributable to SunCoke Energy, Inc./net parent investment	$18,360	$37,446	$52,606	$120,763

Earnings per common share:
Basic	$0.26	$0.53	$0.75	$1.73
Diluted	$0.26	$0.53	$0.75	$1.73
Weighted average common shares outstanding:
Basic	70,000	70,000	70,000	70,000
Diluted	70,000	70,000	70,000	70,000

SunCoke Energy, Inc.

Combined and Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
(Dollars and shares in thousands, except per share amounts)	(Unaudited)
Assets
Cash and cash equivalents	$110,850	$40,092
Accounts receivable	52,033	44,606
Inventories	222,436	106,610
Receivable from affiliate	672	—
Deferred income taxes	552	1,140

Total current assets	386,543	192,448

Notes receivable from affiliate	—	289,000
Investment in Brazilian cokemaking operations	40,976	40,976
Properties, plants and equipment, net	1,353,499	1,173,518
Lease and mineral rights, net	53,392	6,690
Goodwill	9,388	3,400
Deferred charges and other assets	35,396	12,434

Total assets	$1,879,194	$1,718,466

Liabilities and Equity
Advances from affiliate	$—	$888,512
Accounts payable	185,184	106,350
Current portion of long-term debt	3,000	—
Accrued liabilities	51,996	53,158
Taxes payable	11,593	7,704

Total current liabilities	251,773	1,055,724

Long-term debt	694,784	—
Payable to affiliate	—	55,813
Accrual for black lung benefits	27,538	26,605
Retirement benefit liabilities	45,281	42,854
Deferred income taxes	223,840	85,930
Asset retirement obligations	12,236	11,014
Other deferred credits and liabilities	19,247	11,185
Commitments and contingent liabilities

Total liabilities	1,274,699	1,289,125

Equity
Preferred stock, $0.01 par value. Authorized 50,000 shares; no issued and outstanding shares at September 30, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value. Authorized 300,000 shares; issued and outstanding 70,006 shares at September 30, 2011 and no shares outstanding at December 31, 2010	700	—
Additional paid-in capital	556,292	—
Accumulated other comprehensive income	437	—
Retained earnings	12,003	—
Net parent investment	—	369,541

Total SunCoke Energy, Inc. stockholders’ equity / net parent investment	569,432	369,541
Noncontrolling interests	35,063	59,800

Total equity	604,495	429,341

Total liabilities and equity	$1,879,194	$1,718,466

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30
(Dollars in thousands)	2011	2010
Cash Flows from Operating Activities:
Net income	$51,380	$131,229
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitment	18,544	—
Depreciation, depletion and amortization	42,377	35,832
Deferred income tax expense	14,630	10,885
Payments less than (in excess of) expense for retirement plans	267	(3,081)
Changes in working capital pertaining to operating activities:
Accounts receivable	(4,157)	41,994
Inventories	(112,822)	(1,353)
Accounts payable and accrued liabilities	53,904	42,590
Taxes payable	(2,236)	2,836
Other	(3,208)	(7,007)

Net cash provided by operating activities	58,679	253,925

Cash Flows from Investing Activities:
Capital expenditures	(184,217)	(135,833)
Acquisition of business, net of cash received	(37,575)	—
Proceeds from sales of assets	—	72

Net cash used in investing activities	(221,792)	(135,761)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	698,500	—
Debt issuance costs	(18,874)	—
Repayment of long-term debt	(750)	—
Purchase of noncontrolling interest in Indiana Harbor facility	(34,000)	—
Net decrease in advances from affiliate	(412,783)	(113,636)
Repayments of notes payable assumed in acquisition	(2,315)	—
Increase (decrease) in payable to affiliate	5,279	30,296
Cash distributions to noncontrolling interests in cokemaking operations	(1,186)	(19,296)

Net cash provided by (used in) financing activities	233,871	(102,636)

Net increase in cash and cash equivalents	70,758	15,528
Cash and cash equivalents at beginning of period	40,092	2,741

Cash and cash equivalents at end of period	$110,850	$18,269

SunCoke Energy, Inc.

Segment Data

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except per ton data)	2011	2010	2011	2010
Sales and other operating revenue:
Jewell Coke	$71,029	$65,518	$197,176	$242,988
Jewell Coke intersegment sales	—	1,941	—	1,941
Other Domestic Coke	309,970	255,399	857,250	736,657
International Coke	9,412	9,598	29,085	29,113
Coal Mining	12,689	113	30,213	439
Coal Mining intersegment sales	44,450	32,511	129,456	98,962
Elimination of intersegment sales	(44,450)	(34,452)	(129,456)	(100,903)

Total	$403,100	$330,628	$1,113,724	$1,009,197

Earnings:
Jewell Coke	$13,075	$27,009	$42,587	$128,552
Other Domestic Coke(1)	22,093	24,458	33,236	33,309
International Coke	1,670	555	3,394	1,095
Coal Mining	5,477	(2,664)	13,018	(1,493)
Corporate and Other:
Corporate expenses	(14,622)	(3,466)	(32,286)	(10,371)
Net financing(1)	(4,260)	4,044	2,750	10,937

Pretax income attributable to SunCoke Energy, Inc./net parent investment	23,433	49,936	62,699	162,029
Income tax expense	5,073	12,490	10,093	41,266

Net income attributable to SunCoke Energy, Inc./net parent investment	$18,360	$37,446	$52,606	$120,763

Coke Operating Data:
Capacity Utilization(%)
Jewell Coke	98	99	98	99
Other Domestic Coke	105	103	100	96
Total	104	102	100	97

Coke production volumes (thousands of tons):
Jewell Coke	179	180	530	535
Other Domestic Coke	785	773	2,217	2,143

Total Domestic Coke	964	953	2,747	2,678
International Coke—operated facility	373	431	1,149	1,266

Coke sales volumes (thousands of tons):
Jewell Coke	191	196	536	559
Other Domestic Coke	777	788	2,231	2,167

Total	968	984	2,767	2,726

Coal Operating Data(2):
Coal sales volumes (thousands of tons):
Internal use	272	314	865	955
Third parties	99	—	226	—

Total	371	314	1,091	955

Coal production (thousands of tons)(3)	340	270	1,015	846
Purchased coal (thousands of tons)	22	51	97	92
Coal sales price per ton (excludes transportation costs)(4)	$153.81	$103.70	$146.08	$103.72
Coal cash production cost per ton(5)	$132.08	$105.84	$124.77	$98.52
Purchased coal cost per ton(6)	$78.79	$100.75	$108.52	$76.50
Total coal production cost per ton(7)	$133.73	$111.49	$130.22	$101.96

(1)	Excludes income (loss) attributable to noncontrolling investors in our Indiana Harbor cokemaking operations.
(2)	Includes production from company and contractor-operated mines.

(3)	Includes HKCC coal production of 68 thousand tons and 218 thousand tons for the third quarter and first nine months of 2011, respectively.
(4)

Includes sales to affiliates, including sales to Jewell Coke established via a transfer pricing agreement. The transfer price per ton to Jewell Coke was $163.53 and $103.68 for the third quarter of 2011 and 2010, respectively, and $151.25 and $103.70 for the first nine months of 2011 and 2010, respectively.

(5)

Mining and preparation costs for tons produced, excluding $1.9 million HKCC favorable fair value adjustment for contingent consideration in the third quarter and first nine months of 2011 and depreciation, depletion and amortization, divided by coal production volume.

(6)	Costs of purchased raw coal divided by purchased coal volume.
(7)

Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $8.96 and $6.26 for the third quarter of 2011 and 2010, respectively and $8.45 and $5.94 for the first nine months of 2011 and 2010, respectively.

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to

Operating Income and Net Income

	Three Months Ended September 30, 2011
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$21,732
Add: Depreciation, depletion and amortization						14,752
Subtract: Interest income						(1,289)
Add: Interest cost						342
Subtract: Capitalized interest						(4,633)
Add: Interest expense						8,860
Add: Income tax expense						5,073

EBITDA	$14,286	$34,328	$1,727	$8,797	$(14,301)	$44,837
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	3,348	—	—	—	3,348
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	(3,372)	—	—	—	(3,372)

Adjusted EBITDA	$14,286	$34,304	$1,727	$8,797	$(14,301)	$44,813

Operating income (loss)	$13,075	$24,485	$1,670	$5,477	$(14,622)	$30,085
Add: Depreciation, depletion and amortization	1,211	9,843	57	3,320	321	14,752

EBITDA	$14,286	$34,328	$1,727	$8,797	$(14,301)	$44,837

	Three Months Ended September 30, 2010
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$40,940
Add: Depreciation, depletion and amortization						14,013
Subtract: Interest income						(6,188)
Add: Interest cost						1,330
Subtract: Capitalized interest						(206)
Add: Interest expense						—
Add: Income tax expense						12,490

EBITDA	$28,108	$37,646	$581	$(699)	$(3,257)	$62,379
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	3,305	—	—	—	3,305
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	(3,494)	—	—	—	(3,494)

Adjusted EBITDA	$28,108	$37,457	$581	$(699)	$(3,257)	$62,190

Operating income (loss)	$27,009	$26,932	$555	$(2,664)	$(3,466)	$48,366
Add: Depreciation, depletion and amortization	1,099	10,714	26	1,965	209	14,013

EBITDA	$28,108	$37,646	$581	$(699)	$(3,257)	$62,379

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to

Operating Income and Net Income

	Three Months Ended June 30, 2011
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$23,993
Add: Depreciation, depletion and amortization						14,605
Subtract: Interest income (primarily from affiliates)						(5,763)
Add: Interest cost						1,723
Subtract: Capitalized interest						(399)
Add: Income tax expense						1,881

EBITDA	$12,892	$23,695	$843	$9,144	$(10,534)	$36,040
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	3,174	—	—	—	3,174
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	(1,573)	—	—	—	(1,573)

Adjusted EBITDA	$12,892	$25,296	$843	$9,144	$(10,534)	$37,641

Operating income (loss)	$11,559	$14,059	$788	$5,964	$(10,935)	$21,435
Add: Depreciation, depletion and amortization	1,333	9,636	55	3,180	401	14,605

EBITDA	$12,892	$23,695	$843	$9,144	$(10,534)	$36,040

	Three Months Ended March 31, 2011
	(Dollars in thousands)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$5,655
Add: Depreciation, depletion and amortization						13,020
Subtract: Interest income (primarily from affiliates)						(5,717)
Add: Interest cost						1,500
Subtract: Capitalized interest						(312)
Add: Income tax expense						3,139

EBITDA	$19,054	$(857)	$988	$4,296	$(6,196)	$17,285
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	3,125	—	—	—	3,125
Add (Subtract): Net (income) loss attributable to noncontrolling interests	—	6,171	—	—	—	6,171

Adjusted EBITDA	$19,054	$8,439	$988	$4,296	$(6,196)	$26,581

Operating income (loss)	$17,953	$(9,472)	$935	$1,577	$(6,728)	$4,265
Add: Depreciation, depletion and amortization	1,101	8,615	53	2,719	532	13,020

EBITDA	$19,054	$(857)	$988	$4,296	$(6,196)	$17,285